Exhibit 23.3

Consent of independent accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated May 17, 2004 relating to the consolidated financial statements of Compañía Inversora en Transmisión Eléctrica Citelec S.A., which is included in National Grid Transco plc’s Annual Report on Form 20-F for the year ended March 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.
Price Waterhouse & Co. S.R.L.

Buenos Aires, Argentina
November 17, 2004